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McCORMICK & COMPANY, INCORPORATED

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McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 22, 2006

The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland at 10:00 a.m. on March 22, 2006, for the purpose of considering and acting upon:

(a)	the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(b)	the ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of McCormick to serve for the 2006 fiscal year; and

(c)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 30, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in this Meeting.

IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

February 17, 2006	Robert W. Skelton Secretary

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished on or about February 17, 2006 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time before it is voted. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and regular employees of McCormick may solicit proxies by telephone, electronic mail or personal interview. We also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

At the close of business on December 30, 2005, there were 14,435,607 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by our Charter on beneficial owners of ten percent or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on December 30, 2005 will be entitled to vote at the meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

On December 30, 2005, the assets of The McCormick 401(k) Retirement Plan (the “Plan”) included 3,763,831 shares of McCormick Common Stock, which represented 26.1% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in our Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant’s Plan account. The Plan’s Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. Membership on the Investment Committee consists of two directors, Francis A. Contino and Karen D. Weatherholtz, and McCormick’s Vice President & Controller, Kenneth A. Kelly, Jr., McCormick’s Vice President — Finance & Treasurer, Paul C. Beard, and McCormick’s Senior Vice President, General Counsel & Secretary, Robert W. Skelton.

Harry K. Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 1,043,246 shares of Common Stock as of December 30, 2005, representing 7.2% of the outstanding shares of Common Stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its website at www.mccormick.com under “Our Company — Investors.” The Guidelines contain general principals regarding the function of McCormick’s Board of Directors and Board committees. The Corporate Governance Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, and any changes deemed desirable or necessary by the Committee are submitted to the Board for approval.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s Listing Standards contain guidelines for determining whether a director should be considered independent which have been incorporated in McCormick’s Corporate Governance Guidelines. These guidelines are used by the Board in making determinations regarding independence. The Board has determined that the following directors are independent: Barry H. Beracha, John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Margaret M.V. Preston and William E. Stevens.

In connection with these determinations, the Board of Directors noted that John P. Bilbrey is an executive officer of The Hershey Company. A commercial relationship exists between McCormick and The Hershey Company; however, the Board of Directors has determined that the commercial relationship is not material. The Board of Directors, in reaching its determination, considered the fact (i) that the payments made to McCormick by The Hershey Company are substantially less than two percent of the consolidated gross revenues of The Hershey Company; (ii) that Mr. Bilbrey does not participate in the negotiation of the commercial transactions on behalf of The Hershey Company nor has he been involved in the execution of the commercial transactions since their inception; and (iii) that the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For these reasons, the Board has concluded that the transactions between McCormick and The Hershey Company do not constitute a material relationship.

The Board of Directors also noted that Dr. Fitzpatrick was an executive officer of the Rohm and Haas Company until his retirement in January 2005. A commercial relationship exists between McCormick and Morton Salt, a subsidiary of the Rohm and Haas Company. However, the Board of Directors has determined that the commercial relationship is not material. The Board of Directors, in reaching its determination, considered the fact (i) that the payments made to McCormick by Morton Salt, and the payments made to Morton Salt by McCormick, are substantially less than two percent of the consolidated gross revenues of the Rohm and Haas Company; (ii) that Dr. Fitzpatrick did not participate in the negotiation of the commercial transaction on behalf of Morton Salt nor has he been involved in the execution of the commercial transaction since its inception; and (iii) that the products supplied by McCormick to Morton Salt are readily available from other sources of supply. For these reasons, the Board has concluded that the transaction between McCormick and Morton Salt does not constitute a material relationship.

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee of McCormick’s Board of Directors is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. In evaluating potential candidates, the Committee considers the qualifications listed in McCormick’s Corporate Governance Guidelines. From time to time, the Committee retains search firms to assist with the selection process. The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee McCormick & Company, Incorporated c/o Corporate Secretary 18 Loveton Circle Sparks, Maryland 21152

In addition, the Committee reviews, evaluates and makes recommendations to the full Board regarding committee structure and membership. In connection with those duties the Committee and the Board determine whether at least one member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules. During fiscal 2005, membership on the Audit Committee consisted of Messrs. Brady and Stevens and Ms. Preston. On February 1, 2006, Dr. Fitzpatrick succeeded Mr. Stevens as a member of the Committee. The Committee and the Board have concluded that all members of the Audit Committee satisfy the “independence” requirements and that all members also qualify as “audit committee financial experts.” Mr. Brady, who is Chairman of the Audit Committee, currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Mr. Brady to effectively serve on McCormick’s Audit Committee.

Code of Conduct

McCormick’s business is conducted by its employees under the leadership of its Chief Executive Officer and under the oversight and direction of its Board of Directors for purposes of enhancing the long-term value of McCormick for its stockholders. Both management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy, which was first adopted by the Board more than twenty years ago, and which is periodically reviewed and amended as circumstances warrant. The Policy is administered by McCormick’s chief legal officer under the supervision of the Chief Executive Officer and the Audit Committee of the Board. The current version of McCormick’s Business Ethics Policy is available on its website at www.mccormick.com under “Our Company — Investors.”

The Audit Committee of the Board has established procedures for employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of McCormick’s Business Ethics Policy, or concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports may be made to a confidential “hotline” service, which may be accessed by telephone and e-mail.

Executive Session

Pursuant to McCormick’s Corporate Governance Guidelines, the independent directors of the Board meet in regularly scheduled sessions without the presence of management. The chair of the executive session rotates among the chairs of the Board Committees.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of McCormick’s Board by writing to the Board, or a specific director to:

Board of Directors (or specific director) McCormick & Company, Incorporated c/o Corporate Secretary 18 Loveton Circle Sparks, Maryland 21152

ELECTION OF DIRECTORS

During 2005, Messrs. Robert G. Davey and Edward S. Dunn, Jr. announced their retirements from the Board of Directors. Mr. Davey joined McCormick in 1977 and has served as a director since 1994. Mr. Dunn was elected to the Board in 1998. We are grateful for the many contributions of these gentlemen and for their dedicated service.

Mr. John P. Bilbrey joined the Board of Directors on November 22, 2005. He has not previously stood for election to the Board at any Annual Meeting of Stockholders. The Nominating/Corporate Governance Committee has retained a third-party search firm to assist the Committee with the selection process for Board members. Mr. Bilbrey was identified and selected by the Committee as a result of that collaborative process.

The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event one of the nominees is unable to serve on the Board of Directors or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board of Directors may elect to reduce the size of the Board of Directors.

The following table shows, as of December 30, 2005, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table, no nominee owns more than one percent of either class of McCormick common stock.

Required Vote of Stockholders. A plurality of all votes cast by holders of the shares of Common Stock of McCormick present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

				Amount and Nature* of Beneficial Ownership
Name	Age	Principal Occupation & Business Experience	Year First Elected Director	Common	Common Non- Voting
Barry H. Beracha	63	Retired executive (June 2003 to present); Executive Vice President, Sara Lee Corporation, and Chief Executive Officer, Sara Lee Bakery Group (2001 to 2003); Chairman of the Board & Chief Executive Officer, The Earthgrains Company (1993 to 2001)	2000	19,237	8,250

John P. Bilbrey	49	Senior Vice President of The Hershey Company and President of Hershey International (2003 to present); Executive Vice President, Sales of Mission Foods (2003); President and Chief Executive Officer, Group Danone, Danone Waters of North America (2001 to 2002); Executive Vice President, Retail Sales — North America, Group Danone, Danone Waters of North America (2000 to 2001)	2005	0	0

				Amount and Nature* of Beneficial Ownership
Name	Age	Principal Occupation & Business Experience	Year First Elected Director	Common		Common Non- Voting
James T. Brady	65	Managing Director — Mid-Atlantic, Ballantrae International, Ltd. (1999 to present)	1998	15,378		15,374

Francis A. Contino	60	Executive Vice President, Chief Financial Officer (1998 to present) & Strategic Planning (2004 to present) & Supply Chain (2002 to 2004)	1998	418,080 (2.8%	)	115,873	(1)

J. Michael Fitzpatrick	59	Retired executive (January 2005); President & Chief Operating Officer, Rohm and Haas Company (1999 to 2005)	2001	14,887		6,250

Freeman A. Hrabowski, III	55	President, University of Maryland Baltimore County (1992 to present)	1997	22,382		16,670

Robert J. Lawless	59	Chairman of the Board (1999 to present); President (1996 to present); Chief Executive Officer (1997 to present)	1994	1,220,883 (7.9%	)	448,175	(2)

Margaret M.V. Preston	48	Executive Vice President, Mercantile Safe Deposit & Trust Company (2002 to present); Chief Financial Officer, Deutsche Banc Global Private Bank (2001–2002); Managing Director, Deutsche Banc Alex. Brown, Inc. (1990 to 2002)	2003	5,107		1,875

William E. Stevens	63	Chairman, BBI Group (2000 to present); Chairman and Chief Executive Officer, Wesmark Group (1999 to 2001)	1988	25,395		32,650

Karen D. Weatherholtz	55	Senior Vice President — Human Relations (1999 to present)	1992	204,341 (1.4%	)	53,238

Directors and Executive Officers as a Group (16 persons)				2,927,840 (17.5%	)	1,046,359

(1)	Includes 8,222 shares of Common Stock and 285 shares of Common Stock Non-Voting held in a charitable trust for the Contino Family Foundation and 27,137 shares of Common Stock held by the Contino Family Irrevocable Trust. Mr. Contino serves as a trustee of both trusts. Mr. Contino disclaims beneficial ownership of such shares.

(2)	Includes 72,410 shares of Common Stock Non-Voting held in a charitable trust for the Lawless Family Foundation. Mr. Lawless serves as trustee of the trust. Mr. Lawless disclaims beneficial ownership of such shares.

*	Includes shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 30, 2005 pursuant to the exercise of stock options: Mr. Beracha — 8,250 shares of Common Stock, 8,250 shares of Common Stock Non-Voting; Mr. Brady — 10,750 shares of Common Stock, 10,750 shares of Common Stock Non-Voting; Mr. Contino — 344,481 shares of Common Stock, 114,826 shares of Common Stock Non-Voting; Dr. Fitzpatrick — 6,250 shares of Common Stock, 6,250 shares of Common Stock Non-Voting; Dr. Hrabowski — 14,250 shares of Common Stock, 14,250 shares of Common Stock Non-Voting; Mr. Lawless — 923,208 shares of Common Stock, 307,735 shares of Common Stock Non-Voting; Ms. Preston — 1,875 shares of Common Stock, 1,875 shares of Common Stock Non-Voting; Mr. Stevens — 6,250 shares of Common Stock, 6,250 shares of Common Stock Non-Voting; Ms. Weatherholtz — 159,712 shares of Common Stock, 53,237 shares of Common Stock Non-Voting; and directors and executive officers as a group — 2,310,648 shares of Common Stock, 799,273 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Contino — 25,415 shares of Common Stock; Mr. Lawless — 17,154 shares of Common Stock; Ms. Weatherholtz — 19,876 shares of Common Stock; and directors and executive officers as a group — 62,446 shares of Common Stock. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Beracha — 8,567 shares of Common Stock; Dr. Fitzpatrick — 6,570 shares of Common Stock; Dr. Hrabowski — 3,788 shares of Common Stock; Mr. Lawless — 51,323 shares of Common Stock; and Ms. Preston — 2,188 shares of Common Stock.

Mark T. Timbie, President — International, and Alan D. Wilson, President—North American Consumer Foods and U.S. Supply Chain, who were among the top five most highly compensated executive officers during 2005 as shown in the compensation table on page 11, own the following number of shares as of December 30, 2005: Mr. Timbie owns 157,598 shares of Common Stock (1.1%) (of which 125,613 shares could be acquired within 60 days of December 30, 2005 pursuant to the exercise of stock options) and 53,914 shares of Common Stock Non-Voting (of which 41,870 shares could be acquired within 60 days of December 30, 2005 pursuant to the exercise of stock options). Mr. Wilson owns 201,900 shares of Common Stock (1.4%) (of which 184,084 shares could be acquired within 60 days of December 30, 2005 pursuant to the exercise of stock options) and 67,650 shares of Common Stock Non-Voting (of which 61,359 shares could be acquired within 60 days of December 30, 2005 pursuant to the exercise of stock options). Mr. Wilson beneficially owns 862 shares of Common Stock by virtue of his participation in the Deferred Compensation Plan.

From time to time, McCormick purchases shares of Company stock from employees and others under its share repurchase program. During 2005, a number of employees sold shares to McCormick under this program, including one director. On November 9, 2005, Francis A. Contino sold 6,577 shares of Common Stock Non-Voting to McCormick. In addition, Harry K. Wells, a principal stockholder, sold 30,000 shares of Common Stock to McCormick on July 15, 2005.

Board Committees

The Board of Directors, on recommendation of the Nominating/Corporate Governance Committee, has appointed the following Board Committees:

Audit Committee. This Committee assists the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of McCormick’s financial statements, the financial reporting process, and internal controls over financial reporting; (ii) the performance of McCormick’s internal audit function; (iii) the appointment, engagement and performance of the Independent Registered Public Accounting Firm and the evaluation of the Independent Registered Public Accounting Firm’s qualifications and independence; (iv) McCormick’s compliance with ethics and confidential information policies and legal and regulatory requirements, including its disclosure controls and procedures; and (v) the evaluation of enterprise risk issues. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the Independent Registered Public Accounting Firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the Independent Registered Public Accounting Firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Board of Directors has determined that all members of the Committee satisfy the independence requirements of the NYSE’s Listing Standards and rules adopted by the SEC. The Board of Directors has also determined that all members also qualify as “audit committee financial experts” under SEC rules. Except for Mr. Brady, no member of the Audit Committee serves on the Audit Committee of more than three public companies. During fiscal 2005, membership on the Committee consisted of Mr. Brady, who served as Chairman, Ms. Preston and Mr. Stevens. On February 1, 2006, Dr. Fitzpatrick succeeded Mr. Stevens as a member of the Committee. The Audit Committee held eleven meetings during the last fiscal year. The Charter of the Audit Committee is available on McCormick’s website at www.mccormick.com under “Our Company — Investors.”

Compensation Committee. This Committee is responsible for adopting and implementing an executive compensation policy (i) which provides competitive rewards to the Chief Executive Officer and other executive officers and key employees for achieving McCormick’s financial goals and strategic objectives; (ii) which aligns the interests of such employees with the long-term interests of McCormick’s stockholders; and (iii) which enables McCormick to attract and retain the executive resources necessary for the successful management of its businesses. The Committee is also responsible for assisting McCormick with succession planning for senior management positions and for preparing an annual report on executive compensation which appears on pages 11 and 12 of this proxy statement. In addition, the Committee is responsible for reviewing and evaluating the amount, nature and structure of the compensation paid to members of the Board of Directors for their service as members and for recommending to the Board any changes the Committee may deem appropriate based on competitive conditions. The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. All members of the Committee qualify as independent directors under its Corporate Governance Guidelines and the NYSE Listing Standards. During fiscal 2005, membership on the Committee consisted of Mr. Beracha, who served as Chairman, Edward S. Dunn, Jr. and Dr. Fitzpatrick. On February 1, 2006, Mr. Stevens succeeded Dr. Fitzpatrick as a member of the Committee and Mr. Bilbrey also joined the Committee. The Compensation Committee held six meetings during the last fiscal year. The Charter of the Compensation Committee is available on McCormick’s website at www.mccormick.com under “Our Company — Investors.”

Nominating/Corporate Governance Committee. This Committee assists the Board by developing and implementing corporate governance guidelines, by identifying and recommending qualified individuals to serve as members of the Board, by evaluating and recommending the size and composition of the Board and its Committees, and by monitoring a process to assess the effectiveness of the Board and its Committees. All members of the Committee qualify as independent directors under its Corporate Governance Guidelines and the NYSE Listing Standards. Current membership of the Committee consists of Dr. Hrabowski, who serves as Chairman, and Dr. Fitzpatrick. The Committee held three meetings during the last fiscal year. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s website at www.mccormick.com under “Our Company — Investors.”

Attendance at Meetings

During the last fiscal year, there were eight meetings of the Board of Directors. All of the Directors attended at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

Each year the Annual Meeting of Stockholders is held on the same day as the Annual Meeting of the Board of Directors. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members usually attend both the Annual Meeting of Stockholders and the Annual Meeting of the Board of Directors. Last year, all directors attended the Annual Meeting of Stockholders.

Other Directorships

Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Beracha is a director of The Pepsi Bottling Group, Inc. Mr. Brady is a director of Constellation Energy Group, Inc., T. Rowe Price Group, Inc. and Aether Holdings, Inc. Mr. Contino is a director of Mettler-Toledo International Inc. Dr. Fitzpatrick was a director of Rohm and Haas Company prior to his retirement in 2005 and is currently a director of Carpenter Technology Corporation. Dr. Hrabowski is a director of Constellation Energy Group, Inc., Broadwing Corporation, The Baltimore Equitable Society and Mercantile Bankshares Corporation. Mr. Lawless is a director of The Baltimore Life Insurance Company and Constellation Energy Group, Inc. Mr. Stevens is a director of MEMC Electronic Materials, Inc.

REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

McCormick’s compensation program is designed (a) to attract, retain and motivate highly talented individuals through a combination of base pay and performance-based incentive awards; (b) to enhance the alignment of the employees’ interests with the interests of McCormick’s stockholders; and (c) to reward individual performance based on the achievement of McCormick’s financial goals and strategic objectives. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of food and other consumer goods manufacturing companies of a size similar to McCormick. Independent compensation consultants are retained for advice and guidance in assessing whether McCormick’s compensation program is competitive. In 2005, Hewitt & Associates was retained to conduct a study and, based on the study, concluded that McCormick’s executive compensation is generally competitive. During 2005, the Compensation Committee met twice with the compensation consultant in executive session.

Salaries

Salaries of senior management employees are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace median for that position and a salary is assigned to the manager within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of McCormick. Salaries for Chief Executive Officer, and all other executive officers, including the five highest paid executive officers, are reviewed and approved by the Compensation Committee.

Incentive Awards

Annual bonuses are paid to senior management employees pursuant to a formula. A limited number of corporate executives are paid a bonus based upon the achievement of specified levels of earnings growth. Other corporate executives and general managers of subsidiaries and divisions are paid a bonus based on the achievement of specified operating profit targets as well as earnings growth targets. If the targeted performance is achieved, a bonus is paid in an amount equal to either a percentage of salary or a percentage of the midpoint of the salary range for the employee’s position. If performance exceeds targeted levels, bonuses may be paid up to twice that amount. If minimum targets are not achieved, no bonus is paid. Annual bonuses for Chief Executive Officer, and all other executive officers, including the five highest paid executive officers, are reviewed and approved by the Compensation Committee.

McCormick also has a mid-term incentive program which was first approved by McCormick’s stockholders in 1998 and again in 2002. Benefits under this program are paid upon the achievement of established targets for sales growth and total shareholder return over a period of three years. The targets are established prior to the commencement of each three-year cycle. We believe that this program plays an important role in aligning the compensation of executives with the key financial goals that drive McCormick’s success and create shareholder value. Participation in the program is limited to those few executives who are in positions which have a significant impact on the achievement of the goals and who must provide the long-term strategic leadership necessary to accomplish the goals. The mid-term incentive program is administered by the Compensation Committee.

McCormick has regularly granted stock options to its key management employees since the mid-1960’s. In 2005, McCormick again granted stock options to motivate its key management employees to align with the interests of its stockholders. The number of shares for which an option is granted is determined by the salary range assigned to the executive. Each of the option agreements contains a vesting schedule which provides an inducement to employees to remain in the employment of McCormick in order to maximize the economic benefit of the option. Because McCormick stock has performed very well, the value of McCormick stock options has risen. As a result, in 2004 and again in 2005, the number of options granted to the top management group was reduced to maintain the value of McCormick’s long-term incentive programs at market competitive levels. The Compensation Committee is responsible for the administration of the stock option plan with respect to officers and employee directors.

Chief Executive Officer Compensation

Compensation for the Chief Executive Officer is structured the same as compensation for other senior management employees. As disclosed in the table on page 11 of this proxy statement, Mr. Lawless’ compensation for 2005 consisted of a salary, a cash bonus, and the grant of an option under McCormick’s stock option plan. During the last fiscal year, the Committee also approved an annual bonus for Mr. Lawless based on McCormick’s earnings per share performance for 2005.

Submitted by:

Compensation Committee

Barry H. Beracha, Chairman Edward S. Dunn, Jr. J. Michael Fitzpatrick

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of McCormick or any of its subsidiaries, and no member has any interlocking or insider relationships with McCormick which are required to be reported under applicable rules and regulations of the SEC.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by McCormick and its subsidiaries for services rendered during each of the fiscal years ended November 30, 2005, 2004 and 2003 to the Chief Executive Officer of McCormick and each of the other four most highly compensated executive officers who were executive officers during the 2005 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 2005 fiscal year.

		Annual Compensation		Long Term Compensation
				Awards	Payouts
Name and Principal Position	Fiscal Year	(1) Salary ($)	(1) Bonus ($)	Securities Underlying Options (#)	(2) LTIP Payouts ($)	(3) All Other Compensation ($)
Robert J. Lawless Chairman of the Board, President & Chief Executive Officer	2005 2004 2003	990,000 980,000 888,750	497,525 1,029,544 1,387,540	186,300 295,740 318,000	0 2,417,472 0	8,200 8,000 8,000

Francis A. Contino Executive Vice President — Strategic Planning & Chief Financial Officer	2005 2004 2003	481,800 460,533 436,667	141,825 313,867 448,910	72,600 115,320 130,000	0 695,583 0	8,200 8,000 8,000

Robert G. Davey President — Global Industrial Group	2005 2004 2003	502,827 486,033 472,217	109,044 343,121 483,784	72,600 115,320 130,000	0 770,569 0	8,200 8,000 8,000

Alan D. Wilson President — US Consumer Foods	2005 2004 2003	369,668 325,510 296,250	187,300 299,700 221,250	55,100 87,420 94,000	0 294,909 0	8,200 8,000 8,000

Mark T. Timbie President — International Products Group	2005 2004 2003	359,333 323,647 263,050	100,000 221,900 75,261	55,100 87,420 40,000	0 150,476 0	8,200 8,000 8,000

(1)	Salary and/or bonuses deferred at the election of the named officer are included in the category and year they would have otherwise been reported had they not been deferred.

(2)	Amounts shown as “LTIP Payouts” were payments made upon completion of the three-year performance cycle ended November 30, 2004 under the Mid-Term Incentive Program. Awards were paid in shares of restricted stock of McCormick based on the stock price on that date.

(3)	These amounts were paid or accrued under McCormick’s 401(k) Retirement Plan for the accounts of such individuals. The stated figures represent McCormick’s matching contribution of employee contributions to the Plan.

COMPENSATION OF DIRECTORS

Fees paid to each director who is not an employee of McCormick consists of an annual retainer of $25,000 in cash and $20,000 in Common Stock of McCormick, and a meeting fee of $1,500 for each Board meeting attended. Directors who serve on Board Committees, but who are not chairs of a Committee, also receive $1,200 for each Committee meeting they attend and an additional annual retainer of $2,500. Directors who serve as Committee Chairs receive $1,500 for each Committee meeting attended and an additional annual retainer of $10,000. Under the Directors’ Non-Qualified Stock Option Plan, non-employee directors are granted options each year for 2,500 shares of Common Stock and 2,500 shares of Common Stock Non-Voting. In addition, each non-employee director is awarded 1,000 restricted stock units on an annual basis under McCormick’s Long-term Incentive Plan. The restricted stock units vest if the Director serves on McCormick’s Board for at least one year.

PENSION PLAN TABLE

The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

	Years of Service
Average Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$400,000	$66,387	$99,581	$132,775	$165,969	$199,162	$232,356
$600,000	$101,187	$151,781	$202,375	$252,969	$303,562	$354,156
$800,000	$135,987	$203,981	$271,975	$339,969	$407,962	$475,956
$1,000,000	$170,787	$256,181	$341,575	$426,969	$512,362	$597,756
$1,200,000	$205,587	$308,381	$411,175	$513,969	$616,762	$719,556
$1,500,000	$257,787	$386,681	$515,575	$644,469	$773,362	$902,256
$2,000,000	$309,987	$464,981	$619,975	$774,969	$929,962	$1,084,956
$2,200,000	$344,787	$517,181	$689,575	$861,969	$1,034,362	$1,206,756
$2,500,000	$379,587	$569,381	$759,175	$948,969	$1,138,762	$1,328,556

McCormick’s US Pension Plan is a defined benefit, non-contributory plan. A majority of the employees of McCormick and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant’s social security benefit for those participants hired before December 1, 2000) based on the participant’s years of service and highest average compensation over a period of five consecutive years, as defined in the Plan. McCormick has adopted a supplement to its Pension Plan to provide a limited group of senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. The supplement also includes a significant portion of the senior executives’ bonuses in the calculation of pension benefits. The supplement further provides that if a senior executive with Company service outside the U.S. retires after having served at least three years immediately preceding retirement in the U.S., all of the executive’s years of Company service, including years of service with foreign subsidiaries of McCormick, will be counted in calculating pension benefits. The senior executives included in the supplement are Messrs. Contino, Davey, Lawless and Timbie.

For purposes of calculating the US pension benefit, the average of the highest five consecutive 12-month periods of compensation for the executives listed in the table on page 13 as of November 30, 2005 is as follows: Mr. Contino — $764,056; Mr. Davey — $885,056; Mr. Lawless — $1,925,838; Mr. Timbie — $435,541; Mr. Wilson — $495,026. The years of credited service for these executives as of the same date (including, for Messrs. Lawless and Davey, service with foreign subsidiaries of McCormick) are: Mr. Contino — 8; Mr. Davey — 29; Mr. Lawless — 28; Mr. Timbie — 9; Mr. Wilson — 12.

In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment.

STOCK OPTIONS
OPTION GRANTS IN LAST FISCAL YEAR

During the last fiscal year, McCormick granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by McCormick’s stockholders. Included among the option grants were the following:

	Individual Grants (1)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($) (2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in Fiscal Year	Exercise or Base Price ($/Shares)	Expiration Date	5%	10%
Robert J. Lawless	186,300	7.7%	$38.35	01/24/2015	$4,493,204	$10,386,660
Francis A. Contino	72,600	3.0%	$38.35	01/24/2015	$1,750,975	$4,437,314
Robert G. Davey	72,600	3.0%	$38.35	01/24/2015	$1,750,975	$4,437,314
Alan D. Wilson	55,100	2.3%	$38.35	01/24/2015	$1,328,908	$3,367,713
Mark T. Timbie	55,100	2.3%	$38.35	01/24/2015	$1,328,908	$3,367,713

(1)	The stock options are exercisable as follows: none of the shares subject to the option may be purchased during the first year of the option; not more than 25% of the shares subject to the option may be purchased during the second year of the option; not more than 50% of the shares subject to the option may be purchased during the third year of the option, less any shares for which the option may have been previously exercised; not more than 75% of the shares subject to the option may be purchased during the fourth year of the option, less any shares for which the option may have been previously exercised; and 100% of the shares subject to the option may be purchased, less any shares for which the option may have been previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. All stock options granted under the stock option plans become fully exercisable in the event of a change in control of McCormick. Approximately 500 employees of McCormick were granted options under McCormick’s option plans during the last fiscal year.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates set by the SEC, and therefore are not intended to forecast future appreciation, if any, in the price of McCormick Common Stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation assume that the price of McCormick Common Stock increases $24.11 and $61.10 per share, respectively, over the 10-year term of the options. If the named executives realize these values, McCormick’s stockholders will realize aggregate appreciation in the price of the approximately 132.6 million shares of McCormick Common Stock and Common Stock Non-Voting outstanding as of December 30, 2005 of approximately $3.2 billion and $8.1 billion, respectively, over the same period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

During the last fiscal year, McCormick’s executive officers named in the table on page 13, exercised certain options granted to them in prior years. Those option exercises and the remaining unexercised options of November 30, 2005 are summarized as follows:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Robert J. Lawless	0	0	959,434 / 638,606	$11,589,096 / $2,266,077
Francis A. Contino	0	0	354,829 / 249,091	$4,267,372 / $882,149
Robert G. Davey	227,500	$3,399,909	45,079 / 256,591	$163,474 / $955,987
Alan D. Wilson	0	0	176,314 / 177,666	$1,927,672 / $560,221
Mark T. Timbie	34,040	841,510	111,854 / 150,666	$1,023,147 / $318,301

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2005:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	Common Stock 12,269,000 Common Stock Non-Voting 4,831,635	Common Stock $26.06 Common Stock Non-Voting $25.74	Common Stock 3,083,520 Common Stock Non-Voting 5,462,700

Equity Compensation Plans not approved by security holders (2)	Common Stock 277,546 Common Stock Non-Voting 92,239	Common Stock $26.73 Common Stock Non-Voting $26.77	Common Stock 1,026,420 Common Stock Non-Voting 341,928

	(a)	(b)	(c)
Total	Common Stock 12,546,546 Common Stock Non-Voting 4,923,871	Common Stock $24.12 Common Stock Non-Voting $25.76	Common Stock 4,109,940 Common Stock Non-Voting 5,804,628

(1)	Includes the 1997 and 2001 Stock Option Plans, the 2005 Employees Stock Purchase Plan, the 2004 Directors Non-Qualified Stock Option Plan, the Directors’ Share Ownership Program and the 2004 Long-Term Incentive Plan.

(2)	Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 1997 and 2001 Stock Option Plans and the 2005 Employees Stock Purchase Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans. Note 12 to McCormick’s financial statements, which appears on page 53 of McCormick’s Annual Report to Stockholders, contains a description of these plans.

MID-TERM INCENTIVE PLAN

The following table provides information on estimated future payouts under McCormick’s Mid-Term Incentive Plan to the executives named in the table on page 13 assuming the performance measures established for such payments are achieved. Under the Plan, performance measures are established by the Compensation Committee of the Board of Directors for sales growth and cumulative total shareholder return, assuming dividend reinvestment for each three-year performance cycle. The target for total shareholder return is measured against the total shareholder return of other companies in a peer group selected by the Committee. The current performance cycle (Cycle IV) commenced on December 1, 2003 and will end on November 30, 2006. The maximum payout to any one individual cannot exceed the market value of 200,000 shares of McCormick Common Stock.

	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price Based Plans
Name		Threshold	Target	Maximum
Robert J. Lawless	12/1/2003–11/30/2006	$458,576	$1,834,302	$3,668,604
Francis A. Contino	12/1/2003–11/30/2006	$129,024	$516,094	$1,032,188
Robert G. Davey	12/1/2003–11/30/2006	$139,023	$556,091	$1,112,182
Mark T. Timbie	12/1/2003–11/30/2006	$99,072	$396,286	$792,572
Alan D. Wilson	12/1/2003–11/30/2006	$84,078	$336,312	$672,624

PERFORMANCE GRAPH — SHAREHOLDER RETURN

Set forth below is a line graph comparing the yearly change in McCormick’s cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on McCormick Common Stock with (i) the cumulative total return of the Standard & Poor’s 500 Stock Price Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor’s Food Products Index, assuming reinvestment of dividends.

The graph assumes that $100 was invested on December 1, 2000 in McCormick & Company, Incorporated Common Stock, the Standard & Poor’s 500 Stock Price Index and the Standard & Poor’s Food Products Index, and that all dividends were reinvested through November 30, 2005, the end of McCormick’s last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires McCormick’s directors and officers, and persons who own more than 10 percent of a registered class of McCormick’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick.

To McCormick’s knowledge, based upon the reports filed and written representations that no reports were required during the fiscal year ended November 30, 2005, no director or officer of McCormick failed to file reports required by Section 16(a) on a timely basis.

REPORT OF AUDIT COMMITTEE AND
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

The responsibilities of the Audit Committee are defined in a Charter, which is approved by the Board of Directors of McCormick. The Committee’s Charter may be seen at McCormick’s website at www.mccormick.com under “Our Company—Investors.” Among other things, the Charter charges the Committee with the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed the matters which are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), with McCormick’s Independent Registered Public Accounting Firm. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from McCormick’s Independent Registered Public Accounting Firm, and has discussed the Independent Registered Public Accounting Firm’s independence with them. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for McCormick’s fiscal year ended November 30, 2005.

The members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards and applicable SEC rules.

James T. Brady, Chairman
Margaret M. V. Preston
William E. Stevens

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $4.1 million. For the 2004 fiscal year, such fees were $3.7 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $900,000, and for the 2004 fiscal year were approximately $400,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, audits and consultations in connection with dispositions, assistance with internal control documentation and information systems audits. McCormick discontinued utilizing its Ernst & Young LLP as its internal auditors in July of 2002.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $300,000, and for the 2004 fiscal year were approximately $500,000. Tax services principally include tax compliance, tax advice and tax planning (including expatriate tax services).

All Other Fees

No other professional services were rendered or fees billed by Ernst & Young LLP for the most recent fiscal year or for the 2004 fiscal year.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval from the Audit Committee Chairman. Requests for services in excess of $250,000 require pre-approval from the entire Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at each Audit Committee meeting.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm of McCormick for the current fiscal year subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the Independent Registered Public Accounting Firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

The Board of Directors recommends that stockholders vote FOR ratification.

OTHER MATTERS

Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

VOTING PROCEDURES

For the election of directors, a plurality of all votes cast at a meeting at which a quorum is present is required for the election of each nominee. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card.

If your household receives a single set of disclosure documents for this year, and you would prefer to receive the duplicate copy, please contact McCormick’s transfer agent, Wells Fargo Bank, N.A., by calling their toll-free number, 800-468-9716 or writing the transfer agent at P.O. Box 64854, St. Paul, MN 55164-0854. McCormick will provide you with a duplicate copy promptly. If you share an address with another Company stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact McCormick’s transfer agent at the same telephone number or address.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals of stockholders to be presented at the 2007 Annual Meeting must be received by the Secretary of McCormick on or before October 20, 2006 to be considered for inclusion in the 2007 proxy material. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick not later than the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 22, 2006

The McCormick & Company, Incorporated 2005 Annual Report is available on our investor website. The address is ir.mccormick.com. Under “Financial Information”, click on “Annual Reports/Financial Reports.” The proxy statement is available under “2006 Proxy Statement.”

CONSENT: If you are a registered stockholder and would like to access the proxy materials electronically next year, please go to the following consent site address: http://www.econsent.com/mkcv/

McCORMICK & COMPANY, INCORPORATED	proxy
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Lawless and Robert W. Skelton and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 22, 2006, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting:

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, AND 2.

1.	ELECTION OF DIRECTORS:

01 B. H. Beracha 02 J. P. Bilbrey 03 J. T. Brady 04 F. A. Contino 05 J. M. Fitzpatrick 06 F. A. Hrabowski, III 07 R. J. Lawless 08 M. M. V. Preston 09 W. E. Stevens 10 K. D. Weatherholtz

  VOTE FOR all nominees (except as marked)          VOTE WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

WITHHELD ____________________________________________________________________________

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

FOR  AGAINST  ABSTAIN 

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Date: _______________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears
on this Proxy. If held in joint tenancy, all
persons must sign. Trustees, administrators,
etc. should include title and authority.
Corporations should provide the full name of
the corporation and the title of authorized
officer signing the proxy.